EXHIBIT 99.1

Bioenvision Reports Third Quarter 2007 Financial Results

New York, NY, May 8, 2007 – Bioenvision, Inc. (Nasdaq: BIVN) today announced financial results for the third quarter ended March 31, 2007. In the third quarter the company filed a marketing authorization application with the European Medicines Agency (EMEA) for a label extension for clofarabine in elderly patients with acute myeloid leukemia who are considered unsuitable for intensive chemotherapy. The filing has been validated by the Agency and the review process is underway.

“The Company’s number one priority is to expand the indications for use of Evoltra® (clofarabine) and to realize the full potential for this very active agent. The application for the label extension in Europe is an important part of our strategy for building Bioenvision as a strong commercial enterprise and broadening the market and revenue opportunity for the company,” said Christopher B. Wood, M.D., Bioenvision’s chairman and chief executive officer.

James S. Scibetta, Bioenvision’s chief financial officer, added, “In addition to the regulatory activities, we are also enhancing our corporate structure and strengthening our balance sheet. Our recent success raising capital with an over-subscribed book has yielded a solid balance sheet giving us the flexibility to continue building a commercial organization and positioning us well to continue to pursue clinical development and commercialization of clofarabine globally.”

Financial Highlights

Total revenue for the quarter ended March 31, 2007 was $5.0 million, compared to $1.7 million for the same period in 2006. This increase of approximately $3.3 million or 194% is primarily due to increased Evoltra® sales in Europe along with an increase in license and royalty revenue. Total revenue for the nine months ended March 31, 2007 and 2006 were $12.3 million and $3.5 million respectively. This increase of $8.8 million or 251% is due to increased Evoltra® sales in Europe along with an increase in license and royalty revenue. Net product sales of Evoltra® for the quarter ended March 31, 2007 totaled $3.9 million, compared to $1.1 million for the same period in 2006.

Research and development costs for the three months ended March 31, 2007 were $4.7 million, compared to $2.8 million during the comparable period in 2006. This increase of $1.9 million or 68% is attributable to Evoltra’s development activities, clinical trials in Europe, label expansion efforts and the enrollment of patients in the Phase II trial in Europe for the treatment of adult acute myeloid leukemia (AML) in elderly patients unfit for intensive chemotherapy as well as the Phase III trial for the treatment of AML in elderly patients fit for intensive chemotherapy. Costs for the nine months ended March 31, 2007 and 2006 were $18.3 million and $7.2 million respectively. This increase of $11.1 million or 154% is due to the one-time cost of the Japanese license agreement of approximately $4 million during the first quarter of fiscal 2007, along with clinical trials in Europe, label expansion efforts and the enrollment of patients in the Phase II trial in Europe for the treatment of adult acute myeloid leukemia (AML) in elderly patients unfit for intensive chemotherapy as well as the Phase III trial for the treatment of AML in elderly patients fit for intensive chemotherapy.

Selling, general and administrative expenses were $6.9 million for both quarters encompassed in the three months ended March 31, 2007 and 2006. SG&A costs were flat due to an increase in costs associated with developing a sales force in the EU, offset by a decrease in the stock-based compensation recognized during the quarter along with professional fees associated with the settlement of litigation in the fourth quarter of fiscal 2006. Selling, general and administrative expenses for the nine months ended March 31, 2007 and 2006 were $18.7 million and $12.4 million respectively. This increase of $6.3 million or 51% is due to costs associated with developing a sales force in the EU and the internal build out of the Company.

Net loss applicable to shareholders was approximately $7.8 million or $0.18 per share for the three months ended March 31, 2007 compared with a net loss of approximately $8.2 million or $0.20 per share for the three months ended March 31, 2006. For the nine-month period, net loss applicable to shareholders was approximately $27.0 million or $0.64 per share, compared to approximately $17.0 million or $0.42 per share for the comparable period last year.

On March 31, 2007, Bioenvision had cash and cash equivalents and short-term investments of $20.6 million compared with $45.0 million at June 30, 2006. The decrease in the cash position is due to the cash burn associated with an increase in the Company’s development activities and clinical studies of Evoltra® in Europe, including the process of filing for approval of the first label expansion for Evoltra®, one-time payments of approximately $3.3 million for the Japanese license to clofarabine, and the general administrative costs associated with the marketing of Evoltra®. Net cash burn for the quarter ended March 31, 2007 was $8.6 million, compared to our guidance range of $7-$8 million, due to the timing of certain receivables beyond the quarter end. We are reaffirming our guidance for Q4 net cash burn in the range of $7-$8 million.

The Company had approximately 43 million shares outstanding at March 31, 2007. On April 4, 2007, the Company completed a registered direct offering of 8 million common shares at $3.75 per share, lower than the average discount to the current price. Net proceeds to the Company were approximately $27.6 million. In addition, the Company received $7.4 million of warrant proceeds resulting from the conversion of 3.9 million warrants during May 2007, resulting in approximately 54.9 million shares outstanding. Accounting for the registered direct offering and warrant conversions, the Company’s total cash resources available, on a pro forma basis, are $55.6 million. Management believes the Company has sufficient cash and cash equivalents, short-term investments and working capital to continue currently planned operations over the next 12 months.

Dr. Wood concluded, “We look forward to continuing our progress around several key initiatives, including: continued revenue growth in our approved pediatric acute lymphoblastic leukemia (ALL) indication; moving forward toward adult AML regulatory approval, launch and revenue growth across Europe; pediatric and adult AML submissions and approvals in Japan; and lastly, clinical data for clofarabine in myelodysplastic syndromes (MDS), chronic lymphocytic leukemia (CLL) and solid tumors from our partner Genzyme.”

Conference Call and Webcast Information:

Management will conduct a conference call today, May 8, 2007 at 10:00AM Eastern Time to review the financial and corporate results for the third quarter 2007. The dial-in number and passcode information are as follows and a replay of the call and webcast will be available for 14 days from today:

•	Toll free (US & Canada): 866-585-6398, International: 416-849-9626, webcast: www.bioenvision.com
•	Replay number (US & Canada): 866-245-6755, International: 416-915-1035, Replay passcode: 525550, webcast replay: www.bioenvision.com

Upcoming Investor and Medical Meetings

•

Bioenvision will participate in the European Hematology Association’s annual conference in Vienna from June 7th to the 10th. The Company is sponsoring a satellite symposium titled “Advances in Acute Myeloid Leukemia, Treatment Across Age Groups.” The Company is also co-sponsoring the M.D. Anderson Cancer Center Symposium on patients with hematologic malignancies.

•	Bioenvision will have a booth at the SEOP meeting in Stiges on May 17-20, 2007.
•	Bioenvision will attend the UK NCRI Leukemia Meeting in London on May 18, 2007.
•	Brokerage Conferences:
➢	UBS Global Generic and Specialty pharmaceuticals Conference in New York City. Presentation on Wednesday, May 9, 2007 at 1:00PM Eastern Time.
➢	FBR 2007 Growth Conference in New York City. Presentation on Wednesday May 30, 2007 at 8:15AM Eastern Time.
➢	Needham Sixth Annual Biotechnology & Medical Technology Conference in New York City on June 13 & 14, 2007. Presentation time TBA.

BIOENVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
ASSETS	2007	2006

Current assets
Cash and cash equivalents	$9,812,027	$3,377,937
Short-term investments	10,801,269	41,637,106
Accounts receivable, net of allowances of $849,331 and $899,000	8,570,906	2,369,446
Inventories	1,079,713	427,514
Other current assets	1,995,051	844,810
Total current assets	32,258,966	48,656,813

Property and equipment, net	354,953	273,632
Intangible assets, net	6,891,907	7,549,520
Goodwill	1,540,162	1,540,162
Other assets	253,861	706,840
Deferred costs	3,342,597	3,523,497

Total assets	$44,642,446	$62,250,464

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$4,018,178	$1,557,507
Accrued expenses	10,422,939	6,464,445
Accrued dividends payable	55,478	56,404
Deferred revenue	513,662	513,662
Total current liabilities	15,010,257	8,592,018

Deferred revenue	6,685,470	7,070,725
Total liabilities	21,695,727	15,662,743

Commitments and contingencies

Stockholders’ equity
Convertible participating preferred stock - $0.001 par value;	2,250	2,250
20,000,000 shares authorized; 2,250,000 shares issued and outstanding at March 31, 2007 and June 30, 2006 (liquidation preference $6,750,000)
Common stock - par value $0.001; 70,000,000 shares authorized;	43,085	41,457
43,085,406 and 41,456,616 shares issued and outstanding at March 31, 2007 and June 30, 2006, respectively
Additional paid-in capital	136,774,165	133,604,996
Accumulated deficit	(113,557,059)	(86,567,268)
Receivable from stockholder	—	(340,606)
Accumulated other comprehensive loss	(315,722)	(153,108)
Total stockholders’ equity	22,946,719	46,587,721

Total liabilities and stockholders’ equity	$44,642,446	$62,250,464

BIOENVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006
Revenue
Net product sales	$3,981,444	$124,029	$9,543,223	$493,005
Licensing and royalty revenue	976,052	502,584	2,775,484	1,446,633
Research and development contract revenue	—	1,114,482	—	1,562,982

Total revenue	4,957,496	1,741,095	12,318,707	3,502,620

Costs and expenses
Cost of products sold, including royalty expense of $854,000 and $316,000 for the three months ended March 31, 2007 and 2006, respectively, and $1,974,000 and $847,000 for the nine months ended March 31, 2007 and 2006, respectively	985,197	386,818	2,305,517	1,153,127

Research and development	4,722,263	2,785,004	18,306,696	7,227,185

Selling, general and administrative	6,930,633	6,913,698	18,721,674	12,383,350

Depreciation and amortization	275,422	247,365	757,256	728,520

Total costs and expenses	12,913,515	10,332,885	40,091,143	21,492,182

Loss from operations	(7,956,019)	(8,591,790)	(27,772,436)	(17,989,562)

Interest and finance charges	(9,384)	—	(66,452)	(66,761)
Interest income	267,069	453,488	1,102,453	1,319,568

Net loss	(7,698,334)	(8,138,302)	(26,736,435)	(16,736,755)

Preferred stock dividend	(83,218)	(83,219)	(253,356)	(253,355)

Loss applicable to common stockholders	$(7,781,552)	$(8,221,521)	$(26,989,791)	$(16,990,110)

Basic and diluted net loss per share applicable to common stockholders	$(0.18)	$(0.20)	$(0.64)	$(0.42)

Weighted average shares used in computing
basic and diluted net loss per share	43,055,592	40,870,688	42,317,223	40,734,286

About Bioenvision

Bioenvision's primary focus is the acquisition, development and marketing of compounds and technologies for the treatment of cancer. Bioenvision has a broad pipeline of products for the treatment of cancer, including: Evoltra®, Modrenal® (for which Bioenvision has obtained regulatory approval for marketing in the United Kingdom for the treatment of post-menopausal breast cancer following relapse to initial hormone therapy), and other products. Bioenvision is also developing Suvus® which is currently in clinical development for refractory chronic hepatitis C infection. For more information on Bioenvision please visit our website at www.bioenvision.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision's compounds under development in particular; the potential failure of Bioenvision's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision's compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision's business, structure or projections; the development of competing products; uncertainties related to Bioenvision's dependence on third parties and partners; and those risks described in Bioenvision's filings with the SEC. Bioenvision disclaims any obligation to update these forward-looking statements.

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Contact:

James S. Scibetta

Chief Financial Officer

jscibetta@bioenvision.com

212-750-6700